Exhibit 5.2

Peter M. Byrne

+1 212 479 6778

pbyrne@cooley.com

March 4, 2024

Milestone Pharmaceuticals Inc.

1111 Dr. Frederik-Philips Boulevard, Suite 420
Montréal, Québec CA H4M 2X6

Ladies and Gentlemen:

We have acted as special counsel for Milestone Pharmaceuticals Inc., a corporation organized under the Business Corporations Act (Québec) (the “Company”), in connection with the sale by the Company of 19,666,667 common shares, without par value, of the Company (the “Shares”); and pre-funded warrants (the “Warrants”) to purchase up to 3,333,333 common shares (the “Warrant Shares”), pursuant to the Registration Statement on Form S-3, as amended (File No. 333-261049) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act’), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares, the Warrants and the Warrant Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of Warrant to be filed as an exhibit to a current report of the Company on Form 8-K, and (c) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons, including the Company, where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have not independently verified such matters. As to certain factual matters, we have relied upon a certificate of an officer of the Company.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether the laws of any other particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that the Company is organized under the laws of Québec. We have assumed all matters determinable under the laws of Québec, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Warrants and perform its obligations thereunder and the due authorization of the Warrants by the Company, and the due authorization of the common shares of the Company underlying the Warrants.

55 Hudson Yards, New York, NY 10001
t: (212) 479-6000 f: (858) 550-6420 cooley.com

Milestone Pharmaceuticals Inc.

March 4, 2024

Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)             Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)            Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)           We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)          We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Peter Byrne
Peter Byrne

55 Hudson Yards, New York, NY 10001

T: (212) 479-6000 F: (212) 479-6275 www.cooley.com